Exhibit 10.1

FIRST AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement, dated effective as of January __, 2009 (the “First Amendment”), amends that certain Executive Employment Agreement dated effective as of January 1, 2009 (the “Original Agreement”), by and between Northstar Neuroscience, Inc. (“Northstar”) and Brian Dow (“Employee”), and is entered into by and between Northstar and Employee. All capitalized terms used in this First Amendment, but not defined herein, shall have the meanings given to them in the Original Agreement.

RECITALS

A. The Board of Directors of Northstar (the “Board”) has approved a Plan of Complete Liquidation and Dissolution (the “Plan”) and in furtherance thereof Northstar will terminate the employment of most of its employees on or about January 31, 2009.

B. Northstar desires to retain the services of Employee to assist Northstar in administering and implementing the Plan and all operational aspects related to the Plan and the operation of Northstar pending and following shareholder approval of the Plan, including but not limited to assisting Northstar in preparing for the shareholder meeting to approve the Plan, continuing to assist Northstar in complying with its public company reporting obligations, winding down the operations of Northstar, assisting in the sale of Northstar’s assets and distributions to shareholders following shareholder approval of the Plan.

C. If Employee were terminated without Cause on January 31, 2009, Employee would be entitled under the Original Agreement to receive, among other things, full acceleration of all stock options and other equity awards granted between April 1, 2008 and January 15, 2009.

D. Northstar desires to incent Employee to remain employed by Northstar through at least the end of the third quarter of 2009 to assist Northstar in the manner described above.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Section 7. There is hereby added a new Section 7.6 to the Original Agreement to read in its entirety as follows:

“7.6 Retention Bonus. If Employee (a) does not voluntarily terminate his employment with Northstar prior to the earlier of (1) the date mutually agreed by Northstar and Employee, and (2) September 30, 2009 (the “Termination Date”), (b) is not terminated for Cause by Northstar prior to the Termination Date, and (c) achieves the milestones described on the attached Exhibit A, for which Employee is hereby directed and authorized to complete, pending shareholder approval for those milestones dependent on obtaining shareholder approval, on or prior to the Termination Date, then:

(i) Employee will receive a lump sum cash bonus payment equal to $75,000, payable within five (5) days following the Termination Date; and

(ii) on the Termination Date, or such other date as mutually agreed by Northstar and Employee, Northstar will terminate Employee’s employment without Cause and will treat such termination as (A) a termination without Cause prior to a Change in Control under Section 7.3 of the Original Agreement, if Northstar has not filed Articles of Dissolution under the Plan as of such date of termination, or (B) a termination without Cause following a Change in Control under Section 7.4 of the Original Agreement, if Northstar has filed Articles of Dissolution under the Plan as of such date of termination, and in each case will accord Employee all rights to which he is entitled under Section 7.3 or 7.4 of the Original Agreement, as applicable.”

2. Amendment to Section 13. Section 13 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“13. Entire Agreement. This Agreement, together with the First Amendment to Executive Employment Agreement dated January __, 2009, including the Confidentiality Agreement incorporated herein by reference, the Restricted Stock Grant Agreement, the 2006 Plan, the Northstar 1999 Stock Option Plan and related option and other equity award documents in place at the time of this signing, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including the Severance Program for Director Level Employees (July 2008) dated July 28, 2008 (except that the 2008 revised bonus target total of $18,000 referenced therein shall survive). This Agreement may be amended or modified only by a supplemental written agreement signed by Employee and an authorized representative of Northstar. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.”

3. Acceleration of Vesting. In consideration of Employee’s execution of this First Amendment, effective as of January 31, 2009 Northstar hereby agrees to accelerate (A) in full the vesting of all then-unvested shares subject to stock options and other equity awards that were granted by Northstar to Employee between April 1, 2008 and January 15, 2009 and (B) the vesting of all other stock options held by Employee as of January 31, 2009 by an additional 12 months.

4. Effect of Amendment. Except as amended by this First Amendment, the terms of the Original Agreement remain in full force and effect.

5. Counterparts. This First Amendment may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

The parties have executed this First Amendment effective as of the date and year first written above.

NORTHSTAR NEUROSCIENCE, INC.	Brian Dow

By:	By:
Name:
Title:

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